Exhibit 99.1

 WILLIAMS CONTROLS ANNOUNCES LICENSE AGREEMENT WITH MOVING MAGNET TECHNOLOGY SA
                           FOR NON-CONTACTING SENSORS

    PORTLAND, Ore., March 23 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (OTC: WMCO) today announced that it has signed an agreement with Moving Magnet Technologies SA (MMT) to license their non-contacting Hall effect sensor technology. Williams intends to use this technology to internally produce non-contacting sensors for use in its electronic throttle controls.

    MMT based in Besancon, France has been awarded a number of patents for non-contacting Hall effect technology sensors. These patents have been the basis for many commercially successful non-contacting sensors produced in very high volumes for some of the most demanding customers worldwide, primarily in automotive applications.

    The acquired MMT technology will enable Williams to increase its vertical integration of its Electronic Throttle Control Systems product lines, broadening the Company's ability to meet future requirements for increased durability and longevity demanded by Heavy Truck and Off Road vehicle applications.

    Patrick Cavanagh, President and Chief Executive Officer, stated, "Manufacturing sensors that will meet the future requirements of our market for performance and cost is a key strategic initiative at Williams." He continued, "We believe this license will provide us with additional capability to meet our customers' rigorous future requirements."

    ABOUT WILLIAMS CONTROLS
    Williams Controls is a leading designer and manufacturer of Electronic Throttle Control Systems for the Heavy Truck and Off Road markets. For more information, you can find Williams Controls on the Internet at www.wmco.com.

    The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

SOURCE  Williams Controls, Inc.
    -0-                             03/23/2005
    /CONTACT: Dennis E. Bunday, Executive Vice President and Chief Financial Officer of Williams Controls, Inc., +1-503-684-8600/
    /Web site:  http://www.wmco.com /